UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   February 23, 2007

First National Bancshares, Inc.

(Exact name of registrant as specified in its charter)

South Carolina

(State or other jurisdiction of incorporation)

000-30523	58-2466370

(Commission File Number)	(IRS Employer Identification No.)

215 North Pine Street, Spartanburg, S.C.	29302

(Address of principal executive offices)	(Zip Code)

(864) 948-9001

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry Into Material Definitive Agreement.

On February 16, 2007, First National Bank of the South (the “Bank”) , a wholly owned subsidiary of First National Bancshares, Inc. (the “Company”) entered into a definitive agreement (the “Agreement”) to sell, purchase and lease its real properties located at 215 N. Pine Street and 3090 Boiling Springs Road to First National Holdings,  LLC (the “Purchaser”).  The Board of Directors for the Bank approved this agreement at its regularly scheduled meeting held on October 16, 2006.  The real property located at 215 N. Pine Street consists of the Company’s corporate headquarters, a full service branch, and the corporate operations center that is scheduled to be completed in the spring of 2007.  The real property located at 3090 Boiling Springs Road is a full service branch.  The sales price for the transaction is $5,450,000 due and payable at closing.

In connection with the sale, the Bank agreed to lease back the buildings from the Purchaser for an initial term of twenty-five years with one five-year option to renew at the option of the Bank.  The terms of the lease portion of the agreement call for monthly rental payments of $38,604 during the initial term with a triple net lease.  The Bank estimates that the sale-leaseback transaction will result in an economic gain of approximately $70,000 pre-tax. The Bank will recognize the gain over a straight line basis as a reduction in its lease expense over the initial lease term of twenty-five years in accordance Financial Accounting Standards Board (“FASB”) Statement No. 98.

First National Holdings, LLC is a limited liability corporation organized by a group of individual investors who serve as independent directors of both the Bank and the Company.  The Bank plans to continue its current banking operations out of these facilities.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NATIONAL BANCSHARES, INC.

By:	/s/ Kitty B. Payne

Name	Kitty B. Payne
Title:	Executive Vice President/Chief Financial Officer

Dated: February 23, 2007